Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $0.95

•	Net earnings of $218.5 million, or $0.95 per diluted share, compared to net earnings of $183.0 million, or $0.79 per diluted share

•	Deliveries of 6,724 homes – up 12%

•	New orders of 7,962 homes – up 10%; new orders dollar value of $2.9 billion – up 11%

•	Backlog of 9,014 homes – up 12%; backlog dollar value of $3.3 billion – up 15%

•	Revenues of $2.7 billion – up 15%

•	Lennar Homebuilding operating earnings of $342.7 million, compared to $292.8 million – up 17%

•	Gross margin on home sales of 23.1%, compared to 23.8% in Q2 2015, improved sequentially 40 basis points from Q1 2016

•	S,G&A expenses as a % of revenues from home sales improved to 9.3% from 10.0% in Q2 2015, improved sequentially 150 basis points from Q1 2016

•	Operating margin on home sales improved to 13.9% from 13.8% in Q2 2015, improved sequentially 200 basis points from Q1 2016

•	Lennar Financial Services operating earnings of $44.1 million, compared to $39.1 million

•	Rialto operating loss (net of noncontrolling interests) of $13.8 million, compared to operating earnings (net of noncontrolling interests) of $7.6 million

•	Lennar Multifamily operating earnings of $14.9 million, compared to an operating loss of $8.7 million

•	Lennar Homebuilding cash and cash equivalents of $601 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 43.5%

(more)

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Miami, June 21, 2016 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2016. Second quarter net earnings attributable to Lennar in 2016 were $218.5 million, or $0.95 per diluted share, compared to second quarter net earnings attributable to Lennar in 2015 of $183.0 million, or $0.79 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "We are very pleased with our second quarter results as we achieved pre-tax earnings of $327.8 million, our highest second quarter pre-tax earnings since 2006. The homebuilding market continued its slow and steady recovery sustained by low interest rates, modest wage growth, positive consumer confidence and low unemployment levels combined with tight inventory levels.
"As this year’s spring selling season improved over last year, our second quarter new orders increased 10% to 7,962 homes year-over-year, while our home deliveries and home sales revenue also increased to 6,724 homes and $2.4 billion, respectively. As the recovery has continued to mature, we have remained focused on our strategy of moderating our growth rate in community count and home sales, as well as on our soft-pivot land strategy, targeting land acquisitions with a shorter average life.
"Our core homebuilding business continued to produce strong operating results in the second quarter of 2016 as our operating margin was 13.9%, a 10 basis point improvement from last year, notwithstanding a lower gross margin in the quarter, as expected. Our homebuilding divisions continued to benefit from their focus on migrating from traditional to digital marketing, which helped to reduce S,G&A as a percentage of home sales revenues to 9.3%, the lowest second quarter percentage in our history. As we continue our strategy of infusing and reinvigorating technologies throughout various aspects of our business, we look forward to additional opportunities that lie ahead."
Mr. Miller continued, "Alongside our homebuilding business, our Financial Services operations reported strong earnings of $44.1 million in our second quarter, up 13% from the same period last year, primarily due to higher profit per transaction in its mortgage and title operations.
"For the third consecutive quarter, our Multifamily business generated positive operating earnings. During the second quarter, earnings were $14.9 million primarily due to the sale of an apartment property by one of its joint ventures and a third-party land sale. In addition, subsequent to quarter end, the Lennar Multifamily Venture received an additional $550 million of equity commitments, increasing its total equity commitments to approximately $2.0 billion.
"Rialto has continued to grow despite the combination of turmoil in the CMBS markets earlier in the year and a write-off relating to a single asset in one of our early bank portfolios. During the second quarter, our investment management platform increased assets under management and profitability, while our mortgage finance business continues to be a market leader in securitization margins and has seen an increase in its origination volumes, which improved sequentially from the first quarter.
"Finally, during the second quarter of 2016, we contributed our investment in three strategic joint ventures previously managed by FivePoint Communities in exchange for an investment in a newly formed FivePoint entity. This transaction marked the next step in FivePoint’s strategic evolution as a leader in the management and development of large master-planned communities."

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Mr. Miller concluded, "With a strong balance sheet, a backlog of homes with a value of $3.3 billion and a solid strategy in our core and ancillary businesses, we are well positioned to continue our strong performance for 2016."
RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2016 COMPARED TO
THREE MONTHS ENDED MAY 31, 2015
Lennar Homebuilding
Revenues from home sales increased 17% in the second quarter of 2016 to $2.4 billion from $2.1 billion in the second quarter of 2015. Revenues were higher primarily due to a 12% increase in the number of home deliveries, excluding unconsolidated entities, and a 4% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 6,711 homes in the second quarter of 2016 from 5,989 homes in the second quarter of 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments, except in Homebuilding Houston and Homebuilding Other. The decrease in home deliveries in Houston was primarily due to less demand driven by volatility in the energy sector. The decrease in home deliveries in Homebuilding Other was primarily due to a higher mix of start-up communities, which are earlier in the life cycle of delivering homes than non start-up communities. The average sales price of homes delivered increased to $362,000 in the second quarter of 2016 from $348,000 in the second quarter of 2015. Sales incentives offered to homebuyers were $21,800 per home delivered in the second quarter of 2016, or 5.7% as a percentage of home sales revenue, compared to $21,500 per home delivered in the second quarter of 2015, or 5.8% as a percentage of home sales revenue, and $21,600 per home delivered in the first quarter of 2016, or 5.6% as a percentage of home sales revenue.
Gross margins on home sales were $561.5 million, or 23.1%, in the second quarter of 2016, compared to $495.9 million, or 23.8%, in the second quarter of 2015. Gross margin percentage on home sales decreased compared to the second quarter of 2015 primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $224.8 million in the second quarter of 2016, compared to $209.0 million in the second quarter of 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.3% in the second quarter of 2016, from 10.0% in the second quarter of 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($9.6) million in the second quarter of 2016, compared to $6.5 million in the second quarter of 2015. In the second quarter of 2016, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination. This was partially offset by $6.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties. In the second quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $11.6 million of equity in earnings from one of the Company's unconsolidated entities primarily

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due to the sale of a commercial property and homesites to third parties, partially offset by the Company's share of net operating losses from various unconsolidated entities.
Lennar Homebuilding other income (expense), net, was $14.9 million in the second quarter of 2016, compared to ($0.2) million in the second quarter of 2015. Other income, net in the second quarter of 2016 was primarily related to a profit participation received by one of Lennar Homebuilding's consolidated joint ventures.
Lennar Homebuilding interest expense was $63.9 million in the second quarter of 2016 ($62.1 million was included in cost of homes sold, $0.6 million in cost of land sold and $1.2 million in other interest expense), compared to $57.7 million in the second quarter of 2015 ($53.2 million was included in cost of homes sold, $0.6 million in cost of land sold and $3.8 million in other interest expense). Interest expense included in cost of homes sold increased primarily due to an increase in the Company's outstanding homebuilding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $44.1 million in the second quarter of 2016, compared to $39.1 million in the second quarter of 2015. The increase in profitability was primarily due to higher profit per transaction in the segment's mortgage and title operations.
Rialto
Operating loss for the Rialto segment was $13.8 million in the second quarter of 2016 (which included an $18.1 million operating loss and an add back of $4.3 million of net loss attributable to noncontrolling interests). The operating loss in the second quarter of 2016 included a $16.0 million write-off of uncollectible receivables related to a hospital, which was acquired through the resolution of one of Rialto's loans from a 2010 portfolio. The hospital is managed by a third-party management company. Operating earnings for second quarter of 2015 were $7.6 million (which included $6.9 million of operating earnings and an add back of $0.7 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $44.8 million in the second quarter of 2016, compared to $67.9 million in the second quarter of 2015. Revenues decreased primarily due to a decrease in Rialto Mortgage Finance ("RMF") securitization revenues due to lower securitization volume and margins. During the second quarter of 2016 and 2015, Rialto received $2.5 million and $4.8 million, respectively, of advanced distributions with regard to Rialto's carried interests in its real estate funds (the "Funds") in order to cover income tax obligations resulting from allocations of taxable income to Rialto's carried interests in these funds.
Expenses in this segment were $50.2 million in the second quarter of 2016, compared to $67.5 million in the second quarter of 2015. Expenses decreased primarily due to a decrease in general and administrative expenses and a decrease in securitization expenses related to RMF.

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Rialto equity in earnings from unconsolidated entities was $6.9 million and $7.3 million in the second quarter of 2016 and 2015, respectively, related to Rialto's share of earnings from the Funds.
Rialto other expense, net, was $19.6 million in the second quarter of 2016, compared to $0.9 million in the second quarter of 2015. In the second quarter of 2016, Rialto other expense, net, included a $16.0 million write-off of uncollectible receivables related to the hospital.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $14.9 million in the second quarter of 2016, compared to an operating loss of $8.7 million in the second quarter of 2015. The increase in profitability was primarily due to the segment's $15.4 million share of a gain as a result of the sale of an operating property by one of Lennar Multifamily's unconsolidated entities and a gain of $5.2 million on a third-party land sale.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $55.8 million, or 2.0% as a percentage of total revenues, in the second quarter of 2016, compared to $50.2 million, or 2.1% as a percentage of total revenues, in the second quarter of 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $5.6 million and $1.6 million in the second quarter of 2016 and 2015, respectively. Net earnings attributable to noncontrolling interests during the second quarter of 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the second quarter of 2015 were primarily attributable to a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interests by $2.3 million, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

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SIX MONTHS ENDED MAY 31, 2016 COMPARED TO
SIX MONTHS ENDED MAY 31, 2015
Lennar Homebuilding
Revenues from home sales increased 20% in the six months ended May 31, 2016 to $4.2 billion from $3.5 billion in the six months ended May 31, 2015. Revenues were higher primarily due to a 12% increase in the number of home deliveries, excluding unconsolidated entities, and a 7% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 11,517 homes in the six months ended May 31, 2016 from 10,290 homes in the six months ended May 31, 2015. There was an increase in home deliveries in all of the Company's Homebuilding segments, except in Homebuilding Houston. The decrease in home deliveries in Houston was primarily due to less demand driven by volatility in the energy sector. The average sales price of homes delivered increased to $363,000 in the six months ended May 31, 2016 from $339,000 in the six months ended May 31, 2015. Sales incentives offered to homebuyers were $21,700 per home delivered in the six months ended May 31, 2016, or 5.6% as a percentage of home sales revenue, compared to $21,600 per home delivered in the six months ended May 31, 2015, or 6.0% as a percentage of home sales revenue.
Gross margins on home sales were $960.5 million, or 23.0%, in the six months ended May 31, 2016, compared to $820.6 million, or 23.5%, in the six months ended May 31, 2015. Gross margin percentage on home sales decreased compared to the six months ended May 31, 2015 primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $414.6 million in the six months ended May 31, 2016, compared to $369.4 million in the six months ended May 31, 2015. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 9.9% in the six months ended May 31, 2016, from 10.6% in the six months ended May 31, 2015, due to improved operating leverage as a result of an increase in home deliveries and benefits from the Company's focus on digital marketing.
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities was ($6.6) million in the six months ended May 31, 2016, compared to $35.4 million in the six months ended May 31, 2015. In the six months ended May 31, 2016, Lennar Homebuilding equity in earnings from unconsolidated entities was primarily attributable to the Company's share of costs associated with the FivePoint combination. This was partially offset by $12.7 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites to third parties. In the six months ended May 31, 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $43.0 million of equity in earnings from one of the Company's unconsolidated entities primarily due to sales of homesites and a commercial property to third parties, partially offset by the Company's share of net operating losses from various unconsolidated entities.
Lennar Homebuilding other income, net, totaled $15.4 million in the six months ended May 31, 2016, compared to $6.1 million in the six months ended May 31, 2015. In the six months ended May 31, 2016, other income, net included a profit participation received by one of Lennar Homebuilding's consolidated joint ventures. In the six months ended May 31, 2015, other income, net included a $6.5 million gain on the sale of an operating property.

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Lennar Homebuilding interest expense was $109.1 million in the six months ended May 31, 2016 ($105.4 million was included in cost of homes sold, $1.3 million in cost of land sold and $2.4 million in other interest expense), compared to $95.7 million in the six months ended May 31, 2015 ($86.8 million was included in cost of homes sold, $1.0 million in cost of land sold and $7.9 million in other interest expense). Interest expense included in cost of homes sold increased primarily due to an increase in the Company's outstanding homebuilding debt and an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $59.0 million in the six months ended May 31, 2016, compared to $54.6 million in the six months ended May 31, 2015. The increase in profitability was primarily due to higher profit per transaction in the segment's mortgage and title operations.
Rialto
Operating loss for the Rialto segment was $11.8 million in the six months ended May 31, 2016 (which included a $16.5 million operating loss and an add back of $4.6 million of net loss attributable to noncontrolling interests). The operating loss in the six months ended May 31, 2016 included a $16.0 million write-off of uncollectible receivables related to the hospital. Operating earnings in the six months ended May 31, 2015 were $12.2 million (which included $9.7 million of operating earnings and an add back of $2.5 million of net loss attributable to noncontrolling interests).
Revenues in this segment were $88.5 million in the six months ended May 31, 2016, compared to $109.1 million in the six months ended May 31, 2015. Revenues decreased primarily due to a decrease in RMF securitization revenues due to lower securitization volume and margins. During the six months ended May 31, 2016 and 2015, Rialto received $7.4 million and $11.3 million, respectively, of advanced distributions with regard to Rialto's carried interests in the Funds in order to cover income tax obligations resulting from allocations of taxable income to Rialto's carried interests in these funds.
Expenses in this segment were $93.1 million in the six months ended May 31, 2016, compared to $108.3 million in the six months ended May 31, 2015. Expenses decreased primarily due to a decrease in general and administrative expenses and a decrease in securitization expenses related to RMF.
Rialto equity in earnings from unconsolidated entities was $8.4 million and $10.0 million in the six months ended May 31, 2016 and 2015, respectively, related to Rialto's share of earnings from the Funds. The decrease in equity in earnings was primarily related to mark downs of certain assets in the Funds and smaller net increases in the fair value of certain assets in the Funds in the six months ended May 31, 2016 than in the same period last year.
Rialto other expense, net, was $20.3 million in the six months ended May 31, 2016, compared to $1.1 million in the six months ended May 31, 2015. In the six months ended May 31, 2016, Rialto other expense, net, included a $16.0 million write-off of uncollectible receivables related to the hospital.

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Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $27.1 million in the six months ended May 31, 2016, compared to an operating loss of $14.4 million in the six months ended May 31, 2015. The increase in profitability was primarily due to the segment's $35.8 million share of gains as a result of the sale of two operating properties by Lennar Multifamily's unconsolidated entities and a gain of $5.2 million on a third-party land sale.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $103.5 million, or 2.2% as a percentage of total revenues, in the six months ended May 31, 2016, compared to $93.9 million, or 2.3% as a percentage of total revenues, in the six months ended May 31, 2015. As a percentage of total revenues, corporate general and administrative expenses improved due to increased operating leverage.
Noncontrolling Interests
Net earnings attributable to noncontrolling interests were $6.9 million and $3.5 million in the six months ended May 31, 2016 and 2015, respectively. Net earnings attributable to noncontrolling interests during the six months ended May 31, 2016 were primarily attributable to earnings related to Lennar Homebuilding consolidated joint ventures, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net earnings attributable to noncontrolling interests during the six months ended May 31, 2015 were primarily attributable to a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interests by $2.3 million and earnings related to consolidated joint ventures.
OTHER TRANSACTIONS
Debt Transactions
In the second quarter of 2016, the Company issued $500 million of 4.750% senior notes due 2021. The Company used the net proceeds from the sales of the 4.750% senior notes due 2021 to retire its 6.50% senior notes due April 2016 for 100% of the outstanding principal amount, plus accrued and unpaid interest.
During the six months ended May 31, 2016, holders converted the remaining aggregate principal amount of $234 million of the Company's 2.75% convertible senior notes due 2020 for approximately $234 million in cash and 5.2 million shares of Class A common stock.
During the six months ended May 31, 2016, holders converted approximately $68 million aggregate principal amount of the Company's 3.25% convertible senior notes due 2021 for approximately 2.9 million shares of Class A common stock. Subsequent to May 31, 2016, holders have converted approximately $136.5 million aggregate principal amount of the Company's 3.25% convertible senior notes due 2021 for approximately 5.8 million shares of Class A common stock and small cash premiums.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; unfavorable losses in legal proceedings; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2015. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 21, 2016. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0320 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2016	2015	2016	2015
Revenues:
Lennar Homebuilding	$2,450,885	2,115,812	4,237,366	3,557,470
Lennar Financial Services	175,940	169,885	299,896	294,712
Rialto	44,838	67,931	88,549	109,128
Lennar Multifamily	74,152	38,976	113,668	75,433
Total revenues	$2,745,815	2,392,604	4,739,479	4,036,743

Lennar Homebuilding operating earnings	$342,696	292,789	563,334	500,433
Lennar Financial Services operating earnings	44,088	39,053	59,019	54,580
Rialto operating earnings (loss)	(18,086)	6,881	(16,476)	9,689
Lennar Multifamily operating earnings (loss)	14,943	(8,706)	27,125	(14,388)
Corporate general and administrative expenses	(55,802)	(50,207)	(103,470)	(93,861)
Earnings before income taxes	327,839	279,810	529,532	456,453
Provision for income taxes	(103,801)	(95,226)	(160,042)	(154,952)
Net earnings (including net earnings attributable to noncontrolling interests)	224,038	184,584	369,490	301,501
Less: Net earnings attributable to noncontrolling interests	5,569	1,568	6,941	3,522
Net earnings attributable to Lennar	$218,469	183,016	362,549	297,979

Average shares outstanding:
Basic	213,601	202,991	211,947	202,961
Diluted	229,917	231,041	229,417	230,679

Earnings per share:
Basic	$1.01	0.89	1.69	1.45
Diluted (1)	$0.95	0.79	1.58	1.30

Supplemental information:
Interest incurred (2)	$71,857	76,232	143,447	146,491

EBIT (3):
Net earnings attributable to Lennar	$218,469	183,016	362,549	297,979
Provision for income taxes	103,801	95,226	160,042	154,952
Interest expense	63,866	57,678	109,090	95,709
EBIT	$386,136	335,920	631,681	548,640

(1)
For the three and six months ended May 31, 2016, diluted earnings per share includes an add back of interest of $1.9 million and $3.9 million, respectively, related to the Company's 3.25% convertible senior notes. For the three and six months ended May 31, 2015, diluted earnings per share includes an add back of interest of $2.0 million and $4.0 million, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2016	2015	2016	2015
Lennar Homebuilding revenues:
Sales of homes	$2,429,568	2,081,113	4,184,259	3,484,681
Sales of land	21,317	34,699	53,107	72,789
Total revenues	2,450,885	2,115,812	4,237,366	3,557,470

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,868,045	1,585,259	3,223,790	2,664,055
Cost of land sold	19,468	31,204	42,080	57,229
Selling, general and administrative	224,775	209,019	414,623	369,373
Total costs and expenses	2,112,288	1,825,482	3,680,493	3,090,657
Lennar Homebuilding operating margins	338,597	290,330	556,873	466,813
Lennar Homebuilding equity in earnings (loss) from unconsolidated entities	(9,633)	6,494	(6,633)	35,393
Lennar Homebuilding other income (expense), net	14,925	(217)	15,444	6,116
Other interest expense	(1,193)	(3,818)	(2,350)	(7,889)
Lennar Homebuilding operating earnings	$342,696	292,789	563,334	500,433

Lennar Financial Services revenues	$175,940	169,885	299,896	294,712
Lennar Financial Services costs and expenses	131,852	130,832	240,877	240,132
Lennar Financial Services operating earnings	$44,088	39,053	59,019	54,580

Rialto revenues	$44,838	67,931	88,549	109,128
Rialto costs and expenses	50,203	67,506	93,110	108,287
Rialto equity in earnings from unconsolidated entities	6,864	7,328	8,361	9,992
Rialto other expense, net	(19,585)	(872)	(20,276)	(1,144)
Rialto operating earnings (loss)	$(18,086)	6,881	(16,476)	9,689

Lennar Multifamily revenues	$74,152	38,976	113,668	75,433
Lennar Multifamily costs and expenses	73,217	47,260	120,237	89,221
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	14,008	(422)	33,694	(600)
Lennar Multifamily operating earnings (loss)	$14,943	(8,706)	27,125	(14,388)

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended May 31,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	3,032	2,708	$953,671	833,146	$315,000	308,000
Central	1,217	951	409,027	301,339	336,000	317,000
West	1,503	1,353	727,384	624,042	484,000	461,000
Houston	613	636	182,328	182,633	297,000	287,000
Other	359	367	166,833	157,391	465,000	429,000
Total	6,724	6,015	$2,439,243	2,098,551	$363,000	349,000
Of the total homes delivered listed above, 13 homes with a dollar value of $9.7 million and an average sales price of $744,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2016, compared to 26 home deliveries with a dollar value of $17.4 million and an average sales price of $671,000 for the three months ended May 31, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	3,568	3,179	$1,109,894	982,831	$311,000	309,000
Central	1,489	1,217	516,765	398,694	347,000	328,000
West	1,781	1,756	834,570	818,981	469,000	466,000
Houston	651	684	199,262	203,386	306,000	297,000
Other	473	435	221,393	185,542	468,000	427,000
Total	7,962	7,271	$2,881,884	2,589,434	$362,000	356,000
Of the total new orders listed above, 9 homes with a dollar value of $5.4 million and an average sales price of $597,000 represent new orders from unconsolidated entities for the three months ended May 31, 2016, compared to 24 new orders with a dollar value of $17.7 million and an average sales price of $737,000 for the three months ended May 31, 2015.

	For the Six Months Ended May 31,
	2016	2015	2016	2015	2016	2015
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,096	4,694	$1,601,426	1,420,464	$314,000	303,000
Central	2,041	1,632	679,072	506,079	333,000	310,000
West	2,671	2,279	1,286,918	1,006,702	482,000	442,000
Houston	1,070	1,097	312,721	307,563	292,000	280,000
Other	678	615	327,870	261,581	484,000	425,000
Total	11,556	10,317	$4,208,007	3,502,389	$364,000	339,000
Of the total homes delivered listed above, 39 homes with a dollar value of $23.7 million and an average sales price of $609,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2016, compared to 27 home deliveries with a dollar value of $17.7 million and an average sales price of $656,000 for the six months ended May 31, 2015.

New Orders:	Homes		Dollar Value		Average Sales Price
East	6,096	5,509	$1,907,942	1,708,851	$313,000	310,000
Central	2,617	2,129	901,450	685,369	344,000	322,000
West	3,071	2,946	1,458,418	1,346,565	475,000	457,000
Houston	1,153	1,204	344,748	349,109	299,000	290,000
Other	819	770	377,195	328,321	461,000	426,000
Total	13,756	12,558	$4,989,753	4,418,215	$363,000	352,000
Of the total new orders listed above, 24 homes with a dollar value of $14.1 million and an average sales price of $588,000 represent new orders from unconsolidated entities for the six months ended May 31, 2016, compared to 50 new orders with a dollar value of $30.0 million and an average sales price of $600,000 for the six months ended May 31, 2015.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	May 31,
Backlog:	2016	2015	2016	2015	2016	2015
	Homes		Dollar Value		Average Sales Price
East (1)	3,963	3,603	$1,287,728	1,173,900	$325,000	326,000
Central	1,946	1,458	699,991	490,007	360,000	336,000
West	1,754	1,658	843,871	777,451	481,000	469,000
Houston	781	937	240,079	267,415	307,000	285,000
Other (2)	570	417	264,101	180,390	463,000	433,000
Total	9,014	8,073	$3,335,770	2,889,163	$370,000	358,000
Of the total homes in backlog listed above, 74 homes with a backlog dollar value of $52.8 million and an average sales price of $713,000 represent the backlog from unconsolidated entities at May 31, 2016, compared to 90 homes with a backlog dollar value of $52.1 million and an average sales price of $579,000 at May 31, 2015.

(1)	During the six months ended May 31, 2016, the Company acquired 111 homes in backlog.

(2)	During the six months ended May 31, 2016, the Company acquired 57 homes in backlog.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(1)
West: California and Nevada
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2016	2015	2015
Lennar Homebuilding debt	$5,316,235	5,025,130	5,263,221
Stockholders' equity	6,118,366	5,648,944	5,138,738
Total capital	$11,434,601	10,674,074	10,401,959
Lennar Homebuilding debt to total capital	46.5%	47.1%	50.6%

Lennar Homebuilding debt	$5,316,235	5,025,130	5,263,221
Less: Lennar Homebuilding cash and cash equivalents	601,192	893,408	638,992
Net Lennar Homebuilding debt	$4,715,043	4,131,722	4,624,229
Net Lennar Homebuilding debt to total capital (1)	43.5%	42.2%	47.4%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.